RETENTION AGREEMENT

This Agreement between Bruce W. Marlow (“you”) and 21st Century Insurance Group and its subsidiary, 21st Century Insurance Company (hereinafter collectively referred to as the “Company”) has been entered into as of September 14, 2005, (the “Effective Date”). This Agreement promises you severance benefits if you are terminated without Cause or resign for Good Reason during the Term of this Agreement. Capitalized terms are defined in the last section of this Agreement.

1.	Purpose

The Company considers a sound and vital management team to be essential. Management personnel who become concerned about the possibility that the Company may undergo substantial or adverse changes may terminate employment or become distracted. Accordingly, the Board has determined that appropriate steps should be taken to minimize the distraction or concerns executives may suffer from the possibility of such events or business conditions. One step is to enter into this Agreement with you.

2.	Events That Trigger Severance Benefits

(a)	Termination

You will receive Severance Benefits under this Agreement if, during the Term of this Agreement, your employment is terminated by the Company without Cause or you resign for Good Reason.

Your Severance Benefits under this Agreement will continue to apply if you are transferred to an Affiliate of the Company and you are terminated by such Affiliate without Cause or you resign from such Affiliate for Good Reason.

(b)	Successor Fails to Assume This Agreement

You also will receive Severance Benefits under this Agreement if, during the Term of this Agreement, a successor to the Company or Affiliate to which you are transferred fails to assume this Agreement.

3.	Events That Do Not Trigger Severance Benefits

You will not be entitled to Severance Benefits if your employment ends because you are terminated for Cause or on account of Disability or because you resign without Good Reason, retire, or die. Except as provided in Section 2(b), you will not be entitled to Severance Benefits while you remain protected by this Agreement and remain employed by the Company, its Affiliates, or their successors.

4.	Termination Procedures

If you are terminated by the Company during the Term of this Agreement, you will receive advance written notice of your termination (“Termination Notice”). This Termination Notice will be given to you at least 30 days in advance, unless you are being terminated for Cause. The Termination Notice will indicate why you are being terminated and will set forth in reasonable detail the facts and circumstances claimed to provide a basis for your termination. If you are being terminated for Cause, your Termination Notice will include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (at a meeting of the Board called and held for the purpose of considering your termination and after reasonable notice to you and an opportunity for you and your counsel to be heard before the Board) finding that Cause for your termination exists and specifying the basis for that opinion in detail. If you are purportedly terminated without the Termination Notice required by this Section, your termination shall not be effective. In the event you resign for what you believe to be Good Reason, the Company shall provide written notice within thirty days of receipt of your notice confirming your eligibility for severance benefits under this Agreement or its reasons for denying such eligibility.

5.	Severance Benefits

(a)	In General

If you become entitled to Severance Benefits under this Agreement, you will receive all of the Severance Benefits described in this Section. Severance Benefits payable to you following your termination of employment will be paid only if you deliver to the Company your executed general and special release (The “Release”, the form of which is attached as Exhibit A) of all claims you may have against the Company, its Affiliates and directors, officers, employees and others specified in the Release, relating to your termination of employment, other than claims for failure to fulfill obligations created by the Agreement, indemnification and defense cost adjustment rights, pension plan and supplemental executive retirement plans, 401(k) plans and supplemental 401(k) plans, stock option and restricted stock plans, or under any other employee benefit or vacation programs of the Company to which you are entitled (collectively, “Exempted Claims”). To satisfy the release requirement in this subsection, (1) you must sign the release after your employment ends, (2) you must deliver the signed release to the Company within 45 days after your employment ends, (3) you must not revoke the release during its seven-day revocation period, and (4) prior to the expiration of that revocation period and after the Company has rejected them, you must not have continued to assert any material claim that release would waive other than an Exempted Claim.

(b)	Lump-Sum Payment in Lieu of Future Compensation

In lieu of any further cash compensation for periods after your employment ends, you will be paid a cash lump sum equal to 3.5 times your annual base salary in effect immediately before any Notice of Termination or Good Reason event for which you terminate employment.

(c)	Vesting of Stock Options and Waiver of 90 Day Post-Termination Expiration Provision

Notwithstanding any provision to the contrary, if you become entitled to Severance Benefits under this Agreement, the Company agrees that any unvested stock option grants outstanding shall become immediately vested on the date your employment ends and that, solely for those vested and unvested options which are not “in the money” on the Effective Date of this Agreement, the Company shall waive any requirement that vested options be exercised within 90 days of termination of employment and allow such options to be exercisable for their full remaining term, subject to a maximum of five years from the date of termination of your employment.

(d)	Group Insurance Benefit Continuation

From the date of your separation from the Company due to a Termination Without Cause or your Resignation for Good Reason until the end of the 30th calendar month beginning after your separation from the Company ("Coverage Period"), the Company will arrange commercial health care coverage if available and reasonably priced for you and your family (which is comparable to the Company health benefits provided to you and your family immediately prior to your separation from the Company).  Alternatively, if this is not available, the Company will provide you and your family COBRA continuation coverage (or its equivalent) under the Company's health plans during the Coverage Period.  In either case, you must pay the premiums for the health care coverage, but the Company shall reimburse you for those premiums, with the first reimbursement being made seven months after your separation from the Company for the premiums you have theretofore paid and the balance of the reimbursements being made promptly after you pay the premiums.

6.	Golden Parachute Limitation

Your aggregate payments and benefits under this Agreement and all other contracts, arrangements, or programs shall not exceed the maximum amount that may be paid without triggering golden parachute penalties under Section 280G and related provisions of the Internal Revenue Code, as determined in good faith by the Company’s independent auditors. If your benefits must be cut back to avoid triggering such penalties, your benefits will be cut back in the priority order you designate or, if you fail to designate an order within a reasonable time specified by the Company, in the priority order designated by the Company. You and the Company agree to cooperate with each other reasonably in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties on payments or benefits you receive. You and the Company shall take any reasonable steps necessary to preclude golden parachute penalties from being imposed on you. The Company will pay your reasonable expenses incurred in seeking to prevent golden parachute penalties from being imposed on you and will gross you up on all taxes on such payments, including taxes on the gross up payment. If you have taken all reasonable steps necessary to preclude golden parachute penalties from being imposed on you, but the effort to avoid golden parachute penalties ultimately fails, the Company will pay those penalties on a fully tax-grossed up basis.

7.	Time for Payment

You will be paid your cash Severance Benefits within 5 days after the six-month anniversary of the date of your termination of employment, or, if later, the date specified in the Separation Agreement and General and Special Release of Claims Agreement executed in connection with this Agreement.

8.	Payment Explanation

Within 30 days of your separation from the Company, and assuming benefits are due under this Agreement, the Company will provide you with a written schedule of payments to be made and a written statement explaining how your payments were calculated. This statement will include any opinions or other advice the Company has received from auditors or consultants as to the calculation of your benefits.

9.	Relation to Other Severance Programs

Your Severance Benefits under this Agreement are in lieu of and supercede any severance or similar benefits that may be payable to you under any other employment agreement or other arrangement, other than any benefits payable under the Executive Severance Plan as it exists on the date hereof (the “Executive Severance Plan”) and the Supplemental Executive Retirement Plan which may be payable following a change in control of the Company. In the event you are terminated or resign after a change in control under circumstances which entitle you to benefits under the Executive Severance Plan, you shall be entitled to receive the benefits payable under the Executive Severance Plan (subject to all the terms and limitations thereof) and you shall not be entitled to any Severance Benefits under this Agreement if you in fact receive the severance benefits to which you are entitled under the Executive Severance Plan. Nothing in this Agreement shall be deemed to affect your entitlement to benefits payable under the Supplemental Executive Retirement Plan. Subject to the foregoing, this Agreement constitutes the entire agreement between you and the Company and its Affiliates with respect to severance benefits.

10.	Amendments

This Agreement may be modified only by a written agreement executed by you and the general counsel of the Company that is approved by the Board of Directors of the Company or the Compensation Committee thereof.

11.	Governing Law

This Agreement creates a “top hat” employee benefit plan subject to the Employee Retirement Income Security Act of 1974, and it shall be interpreted, administered, and enforced in accordance with that law; the Company is the “plan administrator.” To the extent that state law is applicable, the statutes and common law of the State of California, excluding any that mandate the use of another jurisdiction’s laws, shall apply.

12.	Claims

(a)	When Required; Attorneys’ Fees

You do not need to present a formal claim to receive benefits payable under this Agreement. However, if you believe that your rights under this Agreement are being violated, you must file a formal claim with the Company (for the purposes of this Section 12, 21st Century Insurance Group) in accordance with the procedures set forth in this Section. If the claim cannot be resolved under these administrative procedures, the Company will pay you ten (10) percent per annum simple interest on all payments ultimately determined to have not been timely made. In addition, the Company shall upon presentation of appropriate commercial vouchers pay all legal expenses which include all reasonable attorneys’ fees and related costs and expenses in connection with enforcing your rights under this Agreement, including negotiating or settling any claim, subject to your obligation to promptly repay (within 90 days after demand therefore) all such fees costs and expenses if you do not ultimately prevail and it is determined that you were not acting in good faith.

(b)	Initial Claim

Your claim must be presented to the Company in writing within 60 days after you receive written notice of a denial of benefits. Within 30 days after receiving the claim, a claims official appointed by the Company will consider your claim and issue his or her determination thereon in writing. The claims official may extend the determination period for up to an additional 45 days by giving you written notice. With your written consent, the initial claim determination period can be extended further.

(c)	Claim Decision

If your claim is granted, the benefits or relief you are seeking will be provided. If your claim is wholly or partially denied, the claims official shall, within 30 days (or an extended period, as described in subsection (b) above), provide you with written notice of the denial, setting forth, in a manner calculated to be understood by you: (i) the specific reason or reasons for the denial; (ii) specific references to the provisions on which the denial is based; (iii) a description of any additional material or information necessary for you to perfect your claim, together with an explanation of why the material or information is necessary; and (iv) an explanation of the procedures for appealing denied claims. If the claims official has failed to respond to your claim within 30 days of your delivery of the claim to the Company plus any extended period provided in subsection (b) above, you may treat the claim as having been denied by the claims official.

(d)	Appeal of Denied Claims

You may appeal the claims official’s denial of your claim in writing to an appeals official designated by the Company (which may be a person, committee, or other entity) for a full and fair appeal. In connection with the appeals proceeding, you (or your duly authorized representative) may review pertinent documents and may submit issues and comments in writing.

(e)	Appeal Decision

The decision by the appeals official will be made within 30 days after your appeal request, unless special circumstances require an extension of time, in which case the decision will be rendered as soon as possible, but not later than 60days after your appeal request, unless you agree in writing to a greater extension of that deadline. The appeal decision will be in writing, set forth in a manner calculated to be understood by you; it will include specific reasons for the decision, as well as specific references to the pertinent provisions of this Agreement on which the decision is based. If you do not receive the appeal decision by the date it is due, you may deem your appeal to have been denied.

(f)	Procedures

The Company will adopt procedures by which initial claims and appeals will be considered and resolved; different procedures may be established for different claims. All procedures will be designed to afford you full and fair consideration of your claim. Notwithstanding anything in this Section 12 to the contrary, claims and appeals shall be resolved through procedures that comply with applicable Department of Labor regulations as then in effect.

(g)	Remedies

Nothing in this section or the Agreement shall be construed as a waiver of your right to pursue any and all legal and/or equitable remedies to recover severance benefits denied to you by the Company. The Company agrees to toll any applicable statute(s) of limitation for the duration of the claim and appeal process described by this section such that any applicable statute(s) of limitation shall run from the date you receive the decision by the appeals official as set forth in this Section 12.

13.	Limitation on Employee Rights

This Agreement does not give you the right to be retained in the service of the Company.

14.	Validity

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

15.	Counterparts

This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

16.	Giving Notice

(a)	To the Company

All communications from you to the Company relating to this Agreement must be sent to the Company in writing, addressed as follows (or in any other manner the Company notifies you to use):

If Mailed	21st Century Insurance Group
Attention: Michael J. Cassanego, Senior Vice
President, Secretary & General Counsel
6301 Owensmouth Ave.
Woodland Hills CA 91367

If Faxed	21st Century Insurance Group
Attention: Michael J. Cassanego, Senior Vice
President, Secretary & General Counsel
Fax: 818 704-3737 Tel.: 818 704-3665

(b)	To You

Mr. Bruce W. Marlow

_______________________________________

________________________________________

All communications from the Company to you relating to this Agreement must be sent to you in writing at the above address, and, during your employment with the Company, your office address with the Company.

17.	Definitions

(a)	Affiliate

Any company or entity that, directly or indirectly through one or more intermediaries, controls the Company, is controlled by Company or is under common control with Company.

(b)	Agreement

“Agreement” means this contract, as amended.

(c)	Board

“Board” means the Board of Directors of the 21st Century Insurance Group.

(d)	Cause

“Cause” means any of the following:

(1)
Willful Failure to Perform Duties. You continue willfully to fail to perform your duties for the Company after a written demand for performance has been delivered to you by the Board that specifically identifies how you have failed to perform. Your conduct will not be considered “willful” if a reasonable person would believe that you were acting in the best interests of the Company, you believed the action you were requested to perform was unlawful or unethical, or if your failure to perform was caused by your physical or mental illness. You may not be terminated for Cause under this paragraph after you have properly notified the Company that you are resigning for Good Reason.

(2)
Willful Adverse Conduct. You willfully engage in conduct that is demonstrably and materially injurious to the Company or its Affiliates, monetarily or otherwise. Your conduct will not be considered “willful” if you believed in good faith that you were acting in the best interests of the Company and such belief was reasonable. Reporting a violation of Federal, State or Local law or regulation or taking action necessary to comply with such laws and regulations shall not be considered willfully adverse conduct as long as you are acting in good faith in making such report or complying with such laws.

(3)	Disability.

(e)	Company

“Company” means 21st Century Insurance Group and 21st Century Insurance Company and any successor to the business or assets of either that (by operation of law, or otherwise) assumes and agrees to perform this Agreement. The liability of each such Company hereunder shall be joint and several.

(f)	Disability

“Disability” means that, due to physical or mental disability: (i) you have been unable to perform the essential functions of your job, with or without a reasonable accommodation, for substantially all of a period of 6 consecutive months; (ii) the Company has notified you that it intends to terminate your employment because of your inability to perform the essential functions of your job, with or without a reasonable accommodation; and (iii) you do not resume the performance of the essential functions of your job, with or without a reasonable accommodation, within 30 days after receiving notice of your intended termination on account of your inability to perform the essential functions of your job, with or without a reasonable accommodation.

(g)	Good Reason

“Good Reason” means the occurrence of any of the following without your express written consent:

(1)	Breach of Promise. The Company has committed a material breach of its obligations under this Agreement.

(2)	Improper Termination. You are purportedly terminated, other than pursuant to a Termination Notice satisfying the requirements of Section 4.

(3)
Constructive Termination.  You are constructively terminated by the Company, as reasonably determined by you in good faith, by reason of Company, Board or controlling shareholder actions that (i) reduce your base compensation or benefits by more than 5% in any 12 month period, or (ii) reduce by more than 25% your benefits under incentive plans without regard to either your performance or the Company’s performance, or (iii) demote you or materially change the nature or location of your position, or transfer you to an Affiliate of the Company without your consent other than another wholly-owned subsidiary of 21st Century Insurance Group or (iv) interfere with your ability to fulfill the responsibilities of your office in a lawful manner.

However, an event that is or would constitute Good Reason shall cease to be Good Reason if: (a) you do not terminate employment within 45 days after the event occurs; or (b) you were a primary instigator of the Good Reason event and the circumstances make it inappropriate for you to receive benefits under this Agreement. Your initiation or participation in sale, merger or liquidation negotiations and the agreement that may result from such discussions shall not be the sole basis for denial of benefits under this Retention Agreement. If you have Good Reason to terminate employment, you may do so even if you are on a leave of absence due to physical or mental illness or any other reason.

(h)	Severance Benefits

“Severance Benefits” means your benefits under Section 5 of this Agreement.

(i)	Term of this Agreement

“Term of this Agreement” means the period that commences on the date of this Agreement and ends on a date specified by the Board for expiration of this Agreement (at least 24 months’ advance written notice of this date must be given to you before it is effective); provided, however, that in no event shall the Term of this Agreement be less than three years.

21st Century Insurance Group and 21st Century
Insurance Company

		By:	/s/
Michael J. Cassanego, Senior Vice President,
Date	9-14-05	Secretary and General Counsel

Accepted:

/s/
Bruce W. Marlow

Date: 9-14-05

Exhibit A

SEPARATION AGREEMENT
AND
GENERAL AND SPECIAL RELEASE OF CLAIMS

This Separation Agreement and General and Special Release of Claims (“Release”) is entered into by ____________________ ("Employee") and 21st Century Insurance Group and subsidiaries (hereinafter collectively referred to as the "Company”). It is entered into to resolve amicably all matters between Employee and the Company concerning Employee's employment and the cessation of that employment.

1.     Separation Benefits. Notwithstanding this Agreement, Employee shall receive payment of all accrued and unpaid salary and vacation through Employee's last day of employment, subject to required and authorized deductions. In exchange for Employee's decision to enter into this Agreement as well as the Retention Agreement, the Company agrees to pay Employee the severance payments set forth in the Retention Agreement. The payments shall be made payable to Employee as required pursuant to the Retention Agreement, provided that Employee has not exercised Employee's right of revocation.

2.     Release. Except for the claims specifically excluded from release by section 5(a) of the Retention Agreement for which no dispute has arisen (and remains unresolved) prior to the execution of this Release, Employee (on behalf of Employee and Employee's agents, heirs, successors, assigns, spouses, executors and/or administrators) does hereby and forever release and discharge the Company as well as the successors, predecessors, partnerships, partners, joint venturers, affiliated entities, parents, subsidiaries, officers, directors, shareholders, accountants, insurers, advisors, employees, attorneys, heirs, assigns, agents, spouses, executors and/or administrators and representatives of the Company, past or present, from any and all causes of action, actions, judgments, liens, debts, contracts, indebtedness, damages, losses, claims, liabilities, rights, interests and demands of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal court, which Employee has or may have against any released person or entity, by reason of any and all acts, omissions, events or facts occurring or existing prior to the date the Agreement is signed by Employee, including, without limitation, all claims attributable to the employment of Employee, all claims attributable to the cessation of that employment, and all claims arising under any federal, state or other governmental statute, regulation or ordinance or common law, such as, for example and without limitation, breach of contract, breach of implied covenant, breach of oral or written promise, allegedly unpaid compensation, wrongful termination, infliction of emotional distress, defamation, interference with contract relations or prospective economic advantage, negligence, misrepresentation or employment discrimination, violation of Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act, the WARN Act, the Equal Pay Act, the Fair Labor Standards Act, ERISA, the California Unruh Act, the California Fair Employment and Housing Act, the California Labor Code (excepting any workers' compensation claim) and wrongful termination claims, excepting only those obligations expressly recited to be performed hereunder. Employee acknowledges that Employee is not presently suffering from any work-related injury and that Employee has fully recovered from any and all prior work-related injuries.

In light of the intention of Employee (for Employee, Employee's agents, heirs, successors, assigns, executors, spouses, and/or administrators) that this release extend to any and all claims of whatsoever kind or character, known or unknown, Employee expressly waives any and all rights granted by California Civil Code Section 1542 (or any other analogous federal or state law or regulation). Section 1542 reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

3.     No Admissions or Assignment. Nothing contained herein shall be construed as an admission of wrongdoing or liability by either the Employee or the Company. Employee shall make no assignment of any matter released by this Agreement and Employee represents that no such assignment has been made.

4.     Company Property and Confidential Information. All memoranda, notes, records and other documents made or compiled by Employee or made available to Employee during Employee's employment concerning or related to the Company or any if its clients, whether in hard copy or electronic form, are Company property. Employee agrees to deliver all Company property to the Company upon request by the Company, and if not requested, upon or before the cessation of Employee’s employment with the Company. Employee agrees that any and all non-public information about the Company or any of its clients constitutes Confidential Information. Employee agrees not to disclose to any person, directly or indirectly, (including without limitation present or former employees of the Company), any Confidential Information excepting only (i) Employee's spouse, if any, (ii) Employee's attorneys and accountants, only as necessary, and (iii) under compulsion of law or court process.

5.     Covenant Not To Sue. Employee covenants and represents that he shall have no right whatsoever to file any lawsuit or institute any other legal proceeding of any type whatsoever against the Company based upon or arising out of or during Employee’s employment with the Company based upon facts, acts or omissions occurring prior to the date of the signing of this Separation Agreement and General and Special Release of Claims. This section shall not prohibit Employee from challenging the validity of his release of ADEA claims in Section 2 of this Agreement.

6.     Entire Agreement/Modifications/Severability. This Agreement along with the Retention Agreement constitute a single integrated contract expressing the entire agreement of the parties with respect to the subject matter hereof, including without limitation all matters pertaining to or arising out of the Employee's employment or employment termination, and supersedes all prior and contemporaneous oral, written and implied agreements and discussions with respect to the subject matter hereof. There are no other agreements, written or oral, express or implied, between the parties hereto, concerning the subject matter hereof, except as set forth herein. This Agreement may be amended or modified only by an agreement in writing. Should any provision of this Agreement become or be held to be legally unenforceable, no other provision of this Agreement shall be affected, and this Agreement shall be construed to be enforceable or shall be construed as if the Agreement had never included the unenforceable provision. Any invalid or unenforceable provision of this Agreement shall be modified or reformed as permitted by law so that such provision is no longer invalid or unenforceable.

7.     EEOC Cooperation. The Company and Employee agree that nothing in this Agreement shall prevent Employee from cooperating with the Equal Employment Opportunity Commission (“EEOC”) in the course of an investigation performed by the EEOC.

8.     Waiting Period and Right of Revocation. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE IS AWARE THAT AND IS HEREBY ADVISED THAT EMPLOYEE HAS THE RIGHT TO CONSIDER THIS AGREEMENT FOR FORTY-FIVE DAYS FROM THE DATE OF DELIVERY OF THIS RELEASE FORM BEFORE SIGNING IT AND THAT IF EMPLOYEE SIGNS THIS AGREEMENT PRIOR TO THE EXPIRATION OF FORTY-FIVE DAYS, EMPLOYEE IS WAIVING THIS RIGHT FREELY AND VOLUNTARILY. EMPLOYEE ALSO ACKNOWLEDGES THAT EMPLOYEE IS AWARE OF AND IS HEREBY ADVISED OF EMPLOYEE’S RIGHT TO REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN DAYS FOLLOWING THE SIGNING OF THIS AGREEMENT AND THAT IT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED. TO REVOKE THIS AGREEMENT, EMPLOYEE MUST NOTIFY THE COMPANY, IN WRITING, WITHIN SEVEN DAYS OF SIGNING IT.

9.     Attorney Advice. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE IS AWARE OF EMPLOYEE'S RIGHT TO CONSULT AN ATTORNEY, THAT EMPLOYEE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY, AND THAT EMPLOYEE HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, IF DESIRED, PRIOR TO SIGNING THIS AGREEMENT.

10.     Understanding of Agreement. Employee states that Employee is physically and mentally competent to enter into this Agreement, that Employee has carefully read this Agreement, that Employee has had sufficient time and opportunity to consider its terms and to obtain legal advice, if desired, that Employee fully understands its effect, that the only promises made to Employee to sign this Agreement are those stated above, and that Employee is signing this Agreement voluntarily and without any threat, duress, coercion or undue influence.

Dated: ____________	By	__________________________________
Employee

Dated: ____________	21st Century Insurance Group and
Subsidiaries

By
______________________________________
[name of Company official]
[title]